Exhibit 4.20.6

Additional Agreement No. 6

to Contract on connection of telecommunication networks as amended by Agreement No.1097-05 dated December 27, 2005 , between OAO Rostelecom and OJSC VolgaTelecom

Moscow	Dated July 24, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and VolgaTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by OAO VolgaTelecom General Director Sergey Valeryevich Omelchenko, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract on Network Connection No. 1097-05 dated December 27, 2005 between OAO Rostelecom and OAO VolgaTelecom (hereinafter, “the Contract”), as follows:

1.               Clause 4.6. of the Contract shall be amended as follows: The entire relations of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 40-06-30 entered into by the Parties on                           2006 which is an integral part of this Additional Agreement.

Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

2.               This Agreement is an integral part of the Contract.

3.               All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.               All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

5.               The agreement is issued in the Russian language in two original counterparts, one for  each Party.

6.               This Agreement comes into effect on the date of its execution. The Parties recognize that the terms and conditions of their Agreement shall apply to their relations arising as from the date of the Contract on connection of telecommunication networks between OAO Rostelecom and OJSC VolgaTelecom  as amended by Agreement No. 1097-05 dated December 27, 2005 on amendments to the Contract on Network Interaction.

7.              Details and Signatures of the Parties

OAO Rostelecom:	OJSC VolgaTelecom

General Director	General Director
OAO Rostelecom	OJSC VolgaTelecom

D.Ye. Yerokhin	S.V. Omelchenko
Date 2006	Date 2006
Seal here	Seal here